Exhibit 10.13
FY 2009 Management Cash Incentive Compensation Plan

To:	All bonus-eligible employees
From:	John Keatley
Date:	August 1, 2008
Re:	Bonus Pay for FY 2009

This memo provides an overview of the incentive compensation plan for Green Dot management for FY 2009. The plan applies to all bonus-eligible employees except for those in the following areas:
•	Retail Sales — Business Development

•	Risk Operations (Representatives)
Additionally, in order to be eligible for the bonus plan period an individual must be an employee 90 days before the close of the cycle and employed at the time of payment.
Management Incentive Plan
Bonuses will be paid on a semi-annual basis (on or around February 28, 2009 and August 31, 2009) based upon Green Dot’s achievement of corporate profit goals and the employee’s achievement of individual objectives. Individual bonuses will be calculated based on the following formula.
Actual bonus paid = (Target Bonus) x (% Achievement of Corporate Objectives) x (% Achievement of Individual Objectives)
Target bonus
The target bonus is the amount that an employee is eligible to achieve, typically stated as a percentage of base salary in the employee’s offer letter or employment agreement. Since the bonus is paid on a semi-annual basis, the target bonus would be the percentage times the salary that the employee received during the previous 6-month period. If the employee’s target bonus is stated as a fixed dollar amount, the target bonus would be 50% of that amount.
Achievement of Corporate Objectives
The % Achievement of Corporate Objectives factor is based upon the company’s achievement of its profit before tax (PBT) target for the relevant 6-month period, and is calculated according to the table below:

Profit Before Tax, % of Management Plan	Bonus Adjustment Factor
<90%	0%
90-100%	100% - 5 x (100% - PBT*)
100+%	100%
As the table above describes, if the company misses its overall profit before tax target by 30% or more, no individuals under this incentive compensation plan will receive any bonus. Also, individuals under this incentive compensation plan can achieve 100% of their target bonus only if the company achieves 100% of its target PBT.

February 5, 2010
% Achievement of Individual Objectives
Each employee will have a list of individual objectives for each 6-month period, and their bonus will be allocated across these objectives. These objectives need to be submitted to HR no later than 30 days after the beginning of the period. These objectives should be:
•	Directly or indirectly linked to the company’s achievement of its objectives

•	Aspirational; achievement of individual objectives should represent a bonus-worthy achievement

•	Linked to the employee’s job description and direct responsibilities
In order to qualify for bonus for an individual objective, the participant needs to achieve at least 90% of that objective. The calculation of the % Achievement of Individual Objectives will be the weighted average of the % achievement of each individual objective (with the exception that any achievement less than 90% will be counted as zero). % Achievement of any individual objective is capped at 100%.
Example:
Assume that an employee has three individual objectives, a target bonus of 10% of base salary, and a base annual salary of $80,000. This employee’s target bonus for the 6-month period would be 50% x 10% x $80,000 = $4,000. During the first 6 months of the fiscal year, the employee’s % Achievement of Individual Objective Targets would be calculated according to the table below:

	Stretch			% Achievement
	Target (for	% of Individual		of Individual
	6-month	Objective	% Bonus	Objective
Objective	period)	Achieved	Allocation	Targets
Increase value of the network by increasing transactions per month at an annual growth rate of 20% or more	Management Plan transactions per month — 500,000 transactions	95% (450,000 transactions)	50%	47.5%
Increase card functionality by continually launching new features	Launch 2 new features	50%	25%	0%
Build a world class sales team	Hire and train 2 new employees	100%	25%	25%
Total				72.5%
Let’s assume that the company’s target was to achieve Profit Before Tax of $20 million during this 6-month period. If the company actually had Profit Before Tax of $18.5 million, the Bonus Adjustment Factor would be:
Bonus Adjustment Factor = 100% — 5 x ( 100% — $18.5 million / $20.0 million) = 62.5% This employee’s bonus for the 6-month period would be: $4,000 x 62.5% x 72.5% = $1,812.50
Please see either Human Resources or me with any questions. Thank you.

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